Exhibit No. 10.1

January 31, 2007

Steve Jennings
3114 Scenic Elm
Houston, TX 77059

Dear Steve:

This letter and its enclosures will provide you with important information regarding your recent resignation from Cyberonics.

•	Resignation Date: Your official resignation date will be March 2, 2007 and you will receive your current base pay through this date. Please note, however, that you will be relieved of all official duties as of January 31, 2007.

•	Separation Pay: On or prior to March 7, 2007, you may elect to receive one of the following:

a lump sum payment equal to 1.5 times the sum of your Base Salary plus the most recent annual bonus earned; or

a lump sum payment equal to 1.5 times the sum of your Base Salary and immediate vesting of all Options that would become vested in the twelve (12) months beginning on March 2, 2007.

Please indicate your selection by initialing in the space provided and return this letter to me no later than March 7, 2007.

•	Stock Options: Please note that you must exercise any vested options within ninety days (90) of your Termination Date (Grant Detail Report is attached). You should note that the exercise of these options is currently prohibited by the U.S. securities laws. This prohibition will be lifted when Cyberonics is current on its filings with the Securities and Exchange Commission. You can contact the Stock Option Call Center at (281) 727-5299 or StockOptions@cyberonics.com for information on how to exercise vested stock options. If you are designated as an “Insider” for the purpose of compliance with the Insider Trading Policy, you will continue to be deemed an Insider as of your Termination Date. As a result, if Cyberonics has imposed a restriction or prohibition on trading company shares as of your Termination Date, you must wait until Cyberonics lifts the current trading restriction or prohibition before you can trade shares of Cyberonics stock.

•	Health Care Benefits: Your Company-sponsored medical and dental benefits will continue through the end of March, 2007. This medical benefit includes access to the Employee Assistance Program. Should you need to contact an EAP representative, you may do so at 1-888-238-6232.

•	Continued Health Care Benefits: You have the right to continue coverage under COBRA after the end of March, 2007. You will receive information regarding on your right to extend your benefits under COBRA by separate correspondence.

•	Other Benefits: You will find enclosed in this packet information on the other benefit programs and the effect that your separation may have on your benefits under these programs.

•	Expenses: It remains essential that you timely submit expenses for business reimbursements. For the next 30 days, you may submit expenses through Concur via their website — https://my.concureworkplace.com. Cyberonics’ company ID is cyfy48fzb8recwku. You must also submit the supporting receipts to Accounts Payable. Please note that expense reports, complete with supporting documentation, must be submitted within 30 days of the date that such expense is incurred. If you have any questions regarding reimbursement of your expenses or if you have trouble accessing Concur, please contact Accounts Payable at (281) 228-7398 or AccountsPayable@cyberonics.com.

•	Company Property: You are obligated to return all of the Company’s property including, but not limited to, all confidential and/or proprietary information, computer equipment, telephone/Blackberry, literature or materials. These materials must be returned to the corporate office within five (5) business days.

•	Confidentiality Obligations: You are reminded that your Employment Agreement has extensive covenants regarding confidentiality, trade secrets, proprietary items, non-competition and non-interference that are valid and remain in effect even after termination of employment. Please note that Cyberonics will enforce its rights under the Employment Agreement to the fullest extent allowed by the law.

•	Employment Agreement: The compensation and benefits outlined herein are offered in lieu of those set forth in that certain Employment Agreement dated June 15, 2006 by and between Cyberonics, Inc. and you.

•	Release: By signing in the space provided below and accepting the consideration set forth herein, you, individually and on behalf of your heirs, executors, administrators, successors and assigns, hereby fully and finally RELEASES, ACQUITS and FOREVER DISCHARGES Cyberonics and its officers, directors, shareholders, subsidiaries and other affiliates, predecessors and successors in interest, agents and representatives, employees and insurers from all claims, demands, liability and causes of action of whatsoever nature, whether in contract or tort, whether pursuant to statute or common law including, but not limited to, the Title VII Discrimination in Employment Act, the Americans With Disabilities Act and the Age Discrimination in Employment Act, all as amended, and any other applicable federal or state statutes arising out of or pertaining to your employment with Cyberonics and any of its predecessors or affiliates.

We would like to thank you for your contributions to the organization and wish you success in your future endeavors.

Sincerely,

/s/ George E. Parker, III

George E. Parker, III Vice President, Human Resources

Agreed to this _6th day of _February , 2007.

/s/ Steve Jennings

Steve Jennings